EXHIBIT 23.1

TOTAL FINA ELF S.A.
Registration Statement, Form S-8

CONSENT OF INDEPENDENT STATUTORY AUDITORS

We hereby consent to the incorporation by reference in this Form S-8 of our report dated March 13, 2002 (except for Note 30, for which the date is as of June 17, 2002) with respect to the consolidated financial statements of TOTAL FINA ELF S.A. included in its Annual Report on Form 20-F for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on June 26, 2002.

/s/ BARBIER FRINAULT & AUTRES BARBIER FRINAULT & AUTRES (Ernst & Young Network)

/s/ KPMG S.A. KPMG S.A.

Neuilly-sur-Seine and Paris La Défense, France

March 13, 2003